  EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ShiftPixy, Inc. on Form S-3 File No. 333-227642 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated November 28, 2018, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2018 and 2017 and for the years ended August 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of ShiftPixy, Inc. for the year ended August 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

November 28, 2018